Exhibit 21.1

CIBUS GLOBAL, LTD.*

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
Nucelis LLC	Delaware
COI Holding, Ltd.	British Virgin Islands
Cibus International GP, Ltd.	British Virgin Islands
Cibus International, L.P.	British Virgin Islands
Cibus Netherlands Partners, Ltd.	British Virgin Islands
Cibus Netherlands Holding Coōperatief U.A.	The Netherlands
Cibus Europe B.V.	The Netherlands
Cibus Europe Ltd.	The United Kingdom
Cibus Alpha B.V.	The Netherlands
Cibus Canada ULC	Canada
Cibus US LLC	Delaware
Cibus Canada Inc.	Canada
Incima B.V.	Curacao
Incima IPCO B.V.	Curacao
Incima US LLC	Delaware

* Following the Corporate Conversion (as defined in the registration statement), the foregoing list of subsidiaries will become the list of subsidiaries of Cibus Corp.